Exhibit 99.1

BIONIK Laboratories Reports a 72% Increase in Patient Sessions on its InMotion® Robotic Devices Since Launch of InMotion Connect™ Platform

Company also reports three consecutive quarters of patient session growth as U.S. healthcare facilities continue to adopt innovative technologies to accelerate stroke recovery

TORONTO & BOSTON – September 22, 2021 -- BIONIK Laboratories Corp. (OTCQB:BNKL) ("BIONIK" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced hospitals and other healthcare facilities utilizing InMotion Connect™ have seen a 72% increase in patient sessions on InMotion® robotic devices nationwide since the launch of the proprietary data platform last year. Over that same period, the hospitals also experienced:

●	58% increase in total session hours (time spent by patients utilizing InMotion® robots)
●	47% increase in total number of patients using InMotion® robots
●	65% increase in individual patient treatment time
●	47% increase in number of patient repetitions (movements)
●	Three consecutive quarters of patient session growth from Q4 2020 through Q2 of 2021.

“We are pleased to report significant growth in key performance indicators such as patient sessions, session duration, patient treatment time, and repetitions as it relates to the use of our InMotion® technologies following the launch and integration of InMotion Connect™. The InMotion Connect™ platform enhances technology adoption and clinician engagement at each facility, which we have seen first-hand over the last year,” said Richard Russo, Jr., interim CEO and Chief Financial Officer of BIONIK. “We believe that this positive growth trend will continue as healthcare facilities continue to seek innovative technologies that can further enhance the efficacy and quality of patient care. Our leading robotics solutions, powered by AI and InMotion Connect™ position BIONIK well as we seek to further penetrate the market.”

InMotion Connect™ is a cloud-based data analytics solution that securely streams and stores anonymized data from all connected InMotion® robotics devices to BIONIK’s cloud server hosted by Amazon AWS, providing contextual and relevant data to reach hospital clinicians and management teams when it matters the most. It combines real-time data of each InMotion® robotic device with the knowledge and expertise of BIONIK’s clinical specialists to collaboratively partner with each clinic to promote utilization of the robotic devices and support clinician engagement, with the goal of enhancing patient care. Reporting capabilities in the platform focus on deep data analytics with customizable and adaptive dashboards to support effective decision making for clinicians and for hospital management. BIONIK continues to build its proprietary data platform, with future iterations potentially providing clinicians with insights to predict patient outcomes.

“With any significant capital investment, it’s important for administrators to understand how assets are utilized to ensure both optimal patient care and ROI on the purchase,” said Russo. “Technology adoption is often one of the biggest barriers to success within clinics, so we are proud to offer a solution that can engage clinicians and management by increasing the adoption and utilization of the investment and ultimately leading to better patient outcomes.”

BIONIK currently has approximately 280 InMotion® robotic systems in use to help stroke patients and those with other neurological conditions regain arm and hand movement through a combination of sensory-motor and visual cues along with provision of assist-as-needed motor learning reeducation techniques in the form of a neurotherapeutic robot. InMotion® robotic therapy guides the patient through specific tasks, aiming to improve motor control of the arm and hand by increasing strength, range of motion and coordination, and assisting with the provision of efficient, effective, intensive sensorimotor therapy.

To learn more, visit our website: https://connect.bioniklabs.com/

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s continued going concern qualification, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.